Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS AMENDS AGREEMENT REGARDING
EXERCISE OF CALL OPTION ON
INTERNATIONAL PARTNER

MOUNTAIN VIEW, Calif. (February 27, 2007) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today announced that it will exercise its call option to acquire its primary international partner, Conceptus SAS sometime between January 1, 2008 and January 2, 2009, subject to the satisfaction of certain conditions. In connection with agreeing to exercise the call option under these circumstances, the parties also agreed that Conceptus will increase the price at which it sells the Essure product to Conceptus SAS and that Conceptus will not exercise the call option in 2007.

“This amendment to our contracts with Conceptus SAS is in the best interests of all parties concerned,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “Conceptus and our shareholders benefit because of the increased selling price of the product.  Conceptus SAS and it’s shareholders benefit from the peace of mind of knowing that we will exercise our call option sometime during 2008 subject to the satisfaction of certain conditions.”

“We know this international business very well because it exclusively distributes our Essure product and we are very enthusiastic about the potential for further growth and profits in Europe.  This business is growing in excess of 50% year over year and is currently profitable.  Over the next year we will develop our plans for taking over the business and potentially further expanding our direct presence,” concluded Mr. Sieczkarek.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding the exercise of the call option to acquire Conceptus SAS, growth in international net sales, international profitability and expansion of direct international sales, as well as other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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